Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03


PRICING SUPPLEMENT NO. 13 DATED JANUARY 15, 2004
     (To Prospectus Dated March 20, 2003, and Prospectus Supplement Dated April 8, 2003)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series L
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                        COUNTRYWIDE FINANCIAL CORPORATION
                               Floating Rate Notes


Trade Date:                January 12, 2004                   Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       January 15, 2004 Principal Amount:     $1,050,000,000
Stated Maturity Date:      January 18, 2005 Net Proceeds:         $1,049,475,000
                                            Specified Currency:   U.S. Dollars

     Base  Rate(s):  |_| CD Rate |_|  Eleventh  District  |_| Prime Rate
                                      Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate              |x| LIBOR              |_| Other
     Telerate Page 7051 [ ] Telerate Page 3750 [ ] Reuters Page [ ] Telerate Page 7052 [ ] Currency: [ ]
                            |_|  Weekly Average
                            |_|  Monthly Average

Exchange Rate Agent:       N/A

Minimum Denomination:      $1,000     Maximum Interest Rate:                 N/A
Initial Interest Rate:     1.19%      Minimum Interest Rate:                 N/A
Interest  Determination  Dates: Two London  Business Days
                                prior to each Interest
                                Payment Date
Interest  Factor Convention: N/A

Index Maturity:            3 months
Interest Reset Dates: Same as Interest Payment Dates Spread (plus or minus): plus 7 basis points
Spread Multiplier:                     N/A
Interest Payment Dates:    April 15, 2004, July 15, 2004,
                           October 15, 2004, and January
                           18, 2005
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

Agents: Morgan Stanley & Co., Incorporated, Banc One Capital Markets, Inc.,
J.P. Morgan Securities, Inc., RBC Dominion Securities Corp., BNP Paribas Securities Corp., Countrywide Securities Corporation, Barclays Capital Inc., HSBC Securities (USA), Inc., Dresdner Kleinwort Wasserstein Securities LLC, and Wachovia Securities Inc.
Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date: Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|

Additional/Other Terms:             N/A

         The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of September 30, 2003, Countrywide Financial Corporation (formerly known as Countrywide Credit Industries, Inc.) did not have any secured indebtedness outstanding, and Countrywide Home Loans had $5,585,886,020 of secured indebtedness outstanding, including $25,016,000 of intercompany borrowings. As of that date, Countrywide Home Loans had $18,623,457,095 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.